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                                                                    EXHIBIT 2.10

                         NINTH AMENDMENT TO REAL ESTATE
                           PURCHASE AND SALE AGREEMENT

     This Ninth Amendment to Real Estate Purchase and Sale Agreement ("Ninth Amendment") is made and entered into as of 3:30 PM CST, November 17, 1998 by and between Glendale Centre, LLC, an Indiana limited liability company ("Purchaser"), and Indianapolis Mall Associates, an Indiana general partnership ("Seller") and WITNESSES THAT:

     WHEREAS, Seller and Purchaser have entered into that certain Real Estate Purchase and Sale Agreement dated February 25, 1998, as amended by that certain First Amendment to Real Estate Purchase and Sale Agreement dated June 24, 1998, by a Second Amendment to Real Estate Purchase and Sale Agreement dated as of July 25, 1998, by a Third Amendment to Real Estate Purchase and Sale Agreement dated as of July 31, 1998, by a Fourth Amendment to Real Estate Purchase and Sale Agreement dated as of August 7, 1998, by a Fifth Amendment to Real Estate Purchase and Sale Agreement dated as of October 5, 1998, by a Sixth Amendment to Real Estate Purchase and Sale Agreement dated October 20, 1998, by a Seventh Amendment to Real Estate Purchase and Sale Agreement dated October 20, 1998, and by an Eighth Amendment to Real Estate Purchase and Sale Agreement dated
November 10, 1998 (collectively, the "Original Agreement"), pursuant to which Seller agreed to sell and Purchaser agreed to purchase certain Property, as defined in the Original Agreement, pursuant and subject to the terms of the Original Agreement; and

     WHEREAS, Purchaser and Seller are each desirous of amending the Purchase Price and Earnest Money provisions, acknowledging the expiration of the "Review Period" as defined in Section 5.5 of the Original Agreement, and making other modifications as set forth below;

     NOW, THEREFORE, in consideration of the premises and respective undertakings of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

     1. The parties acknowledge that the Review Period expired 11:50 PM CST November 17, 1998.

     2. The Purchase Price, as defined in Section 2.1 of the Original Agreement, is hereby amended to be Fifteen Million Seven Hundred Thousands Dollars ($15,700,000).

     3. The existing Earnest Money in the amount of Five Hundred Thousand Dollars ($500,000) deposited in escrow with the Title Company, together with all interest accrued thereon shall promptly and in all events not later than 1:00 PM CST, November 23, 1998 be returned by wire transfer to Purchaser or to such account as Purchaser may direct in writing. Promptly and in all

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          events not later than 1:00 CST, November 23, 1998 Purchaser shall deposit One Hundred Thousand Dollars ($100,000) Earnest Money with Seller, which Earnest Money shall be non-refundable and shall be applied at Closing in the manner provided in Article III of the Original Agreement; provided, however, that in the event Purchaser does not close on the Property as a result of a breach of the Agreement by Seller or as a result of Seller's failure to satisfy any condition of closing as set forth in the Agreement (other than the conditions of Section 5.4 of the Original Agreement), all of the Earnest Money shall be refunded to Purchaser.

     4. Paragraph 3 of the Fifth Amendment is deleted and replaced in its entirety as follows: "Seller and Purchaser hereby acknowledge (a) that Purchaser is currently negotiating a ten year extension to the May Company lease, subject to certain terms and conditions as may be required by Purchaser and the May Company (the "Lease Extension"), and
          (b) that the Lease Extension shall not be enforceable against Seller in the event the sale of the Property to Purchaser fails to occur. In the event that the Lease Extension has not been fully executed within sixty (60) days after the expiration of the Review Period and Purchaser has not terminated the Agreement by written notice thereof to Seller, an additional One Hundred Thousand Dollars ($100,000) in Earnest Money shall be deposited with Seller by wire transfer, and will be non-refundable; provided, however, that in the event Purchaser does not close on the Property as a result of a breach of the Agreement by Seller or as a result of Seller's failure to satisfy any condition of closing as set forth in the Agreement (other than the conditions of Section 5.4 of the Original Agreement), all of the Earnest Money shall be refunded to Purchaser. Upon the earlier of (i) execution of the Lease Extension by May Company and Purchaser, or (ii) the expiration of ninety (90) days after expiration of the Review Period (the "90-Day Period") unless Purchaser has previously terminated the Agreement by written notice to Seller, an additional Three Hundred Thousand Dollars ($300,000) in Earnest Money shall be deposited with Seller by wire transfer and will be non-refundable; provided, however, that in the event Purchaser does not close on the Property as a result of a breach of the Agreement by Seller or as a result of Seller's failure to satisfy any condition of closing as set forth in the Agreement (other than conditions of Section 5.4 of the Original Agreement), all of the Earnest Money shall be refunded to Purchaser. At any time prior to the earlier of (a) expiration of the 90-Day Period, or (b) the full execution of the Lease Extension, Purchaser may notify Seller that Purchaser believes, in its sole discretion, that a Lease Extension mutually agreeable to Purchaser and May Company will not be


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          completed in a timely manner and that Purchaser elects to terminate the Agreement.

     5. Except as modified herein, all of the terms and provisions of the Original Agreement shall remain in full force and effect and shall not be limited, revised or modified hereby. To the exact that any terms or provisions of the Original Agreement are contrary to or contradict the terms or provisions set forth herein, the terms and provisions set forth herein shall govern. All terms in this Ninth Amendment with initial capitals except as specifically set forth herein shall have the same meaning as that used in the Original Agreement.

     IN WITNESS WHEREOF, Seller and Purchaser have executed this Ninth Amendment to Real Estate Purchase and Sale Agreement as of the date first written above.

                                       Glendale Centre, LLC,
                                       an Indiana limited liability company


                                       By:  /s/
                                          --------------------------------------

                                       Printed Name:
                                                    ----------------------------

                                       Its:           Member
                                           -------------------------------------


                                       Indianapolis Mall Associates,
                                       an Indiana general partnership

                                       By:  First Capital Income Properties,
                                            Ltd-Series IX, a Florida limited
                                            partnership, partner

                                            By:  First Capital Financial
                                                 Corporation, a Florida
                                                 corporation, general partner

                                                 By: /s/  Norman Field
                                                    ----------------------------

                                                 Printed Name:  Norman Field
                                                              ------------------

                                                 Title:         President
                                                       -------------------------

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                            By: First Capital Income Properties, Ltd.--
                                Series X, a Florida limited partnership, partner

                                By: First Capital Financial Corporation, a
                                    Florida corporation, general partner

                                    By: /s/ Norman Field
                                        --------------------------------
                                    Printed Name: Norman Field
                                                 -----------------------
                                    Title: President
                                          ------------------------------

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